Exhibit 4.1

SYLVAMO CORPORATION,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

SUPPLEMENTAL INDENTURE

Dated as of March 10, 2023

to

Indenture

Dated as of September 3, 2021

7.000% Senior Notes due 2029

This SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 10, 2023, between SYLVAMO CORPORATION, a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee (the “Trustee”), under the Indenture, dated as of September 3, 2021, as supplemented and amended to date (the “Indenture”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture.

WITNESSETH:

WHEREAS, the Company has issued its 7.000% Senior Notes due 2029 (the “Notes”) pursuant to the Indenture;

WHEREAS, the Company has offered to purchase for cash any and all outstanding Notes (the “Tender Offer”);

WHEREAS, in connection with the Tender Offer, the Company has requested that Holders of the Notes deliver their consents with respect to the deletion or amendment of certain provisions of the Indenture;

WHEREAS, Section 9.2 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes);

WHEREAS, the Holders of at least a majority in aggregate principal amount of the outstanding Notes have duly consented to the proposed modifications set forth in this Supplemental Indenture in accordance with the Indenture (including Section 9.2 thereof);

WHEREAS, the Company has heretofore delivered, or is delivering contemporaneously herewith, to the Trustee (i) a copy of resolutions of the Board of Directors of the Company authorizing the execution of this Supplemental Indenture, (ii) evidence of the consent of the Holders set forth in the immediately preceding paragraph and (iii) the Officer’s Certificate described in Section 9.5 of the Indenture and the Opinion of Counsel described in Section 9.5 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

AMENDMENTS

SECTION 1.01 Amendments.

(a) Subject to Section 2.02 hereof, the Indenture is hereby amended by replacing in their entireties and Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.10, 4.1(a)(iv), 4.1(b), 5.8, 6.1(iv) and 6.1(vii) of the Indenture with “[Reserved]”.

(b) Subject to Section 2.02 hereof, the Indenture is hereby amended by deleting the first two sentences of Section 5.4 and replacing it in its entirety with the following sentences:

The Issuer shall give or cause to be given in accordance with the procedures of the Depositary a notice of redemption to each Holder whose Notes are to be redeemed not less than 2 Business Days nor more than 60 days prior to a date fixed for redemption (a “Redemption Date”). At the Issuer’s written request delivered at least 3 Business Days (or such shorter period as shall be reasonably satisfactory to the Trustee) prior to the Redemption Date, the Trustee may give notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that redemption notices may be given more than 60 days prior to a Redemption Date, but not more than a year, prior to such event, if the notice is issued in connection with Article VIII, or if the redemption date is delayed as provided for in Section 5.2(b).

(c) Subject to Section 2.02 hereof, the Notes are hereby amended by deleting the last paragraph of Section 2 and replacing it in its entirety with the following:

Notwithstanding the foregoing, in connection with any tender for or other offer to purchase any Notes, if Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender or other offer and the Issuer, or any third party making such a tender or other offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, all of the holders of the Notes will be deemed to have consented to such tender or other offer and accordingly, the Issuer or such third party will have the right upon not less than 2 Business Days nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all (but not less than all) Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender or other offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date.

(d) Effective as of the date hereof, none of the Company, the Trustee or any other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under the Sections or Clauses referred to in Section 1.01(a) above and such Sections or Clauses shall not be considered in determining whether an Event of Default has occurred or whether the Company has observed, performed or complied with the provisions of the Indenture.

SECTION 1.02 Amendment of Definitions. Subject to Section 2.02 hereof, the Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments of the Indenture pursuant to Section 1.01 hereof.

ARTICLE TWO

MISCELLANEOUS

SECTION 2.01 Effect of Supplemental Indenture. Except as amended hereby, the Indenture is in all respects ratified and confirmed and all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture.

SECTION 2.02 Effectiveness. The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the purchase by the Company of at least a majority in principal amount of the outstanding Notes (excluding Notes owned by the Company, any guarantor of the Notes or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any guarantor) pursuant to the Tender Offer, with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactively to the date hereof if such purchase shall not occur.

SECTION 2.03 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HEREBY (i) IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, (ii) WAIVE ANY OBJECTION TO LAYING OF VENUE IN ANY SUCH ACTION OR PROCEEDING IN SUCH COURTS, AND (iii) WAIVE ANY OBJECTION THAT SUCH COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY.

SECTION 2.04 No Representations by Trustee. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for the correctness or completeness of the same. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

SECTION 2.05 Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 2.06 Separability Clause. In case any provision of this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.07 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

SECTION 2.08 Effect of Headings. The Section headings herein have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date hereof.

COMPANY:
SYLVAMO CORPORATION

By:	/s/ Matthew Barron
Name:	Matthew Barron
Title:	Senior Vice President and General Counsel

TRUSTEE:
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Rebecca A. Norton
Name:	Rebecca A. Norton
Title:	Vice President